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                                                                 For SEC Filing
                                                                 Purposes Only:
                                                                 Rule 424(b)(5)
                                                             File No. 333-01857

           Prospectus Supplement to Prospectus Dated March 28, 1996

                      SERVICE CORPORATION INTERNATIONAL

          Terms of 4.75% Convertible Debentures, Series V, due 2007


Title:                4.75% Convertible Debentures, Series V, due 2007 (the
                      "Debentures").

Principal Amount:     $500,000 in aggregate principal amount of the Debentures
                      will be issued as a portion of the consideration for the outstanding capital stock of Elton Black & Son Funeral
                      Home, Inc.

Conversion Price:     $40.875 per share, subject to adjustment.

Conversion Date:      On or after April 17, 1998.

Maturity Date:        April 16, 2007.

Interest Rate:        4.75% per annum accruing from April 16, 1997.

Federal Tax Matters:  The applicable federal rate on long-term indebtedness for
                      April 1997, compounded quarterly, is 6.71% for purposes of determining the original issue discount applicable to the Debentures for federal income tax purposes. The original issue discount per $1,000 principal amount of the Debentures is $141.86.

Other Matters:        Payments of principal and interest on the Debentures are
                      subject to the Company's rights of set-off as provided in the agreement governing the acquisition.

                      The Date of this Supplement is April 14, 1997.